3520 Broadway, Kansas City, MO 64111

Contact: Katie Ernzen Manager, Corporate Communications and Public Information 816-753-7299, ext. 8484

Kansas City Life Insurance Company
Announces Intention to Voluntarily Delist from NASDAQ and Begin Trading on OTCQX

KANSAS CITY, Mo. (Dec. 18, 2015) –  Kansas City Life Insurance Company (NASDAQ: KCLI) announced that it has notified the NASDAQ Stock Market on Dec. 17, 2015 of its intention to voluntarily delist its common stock from the NASDAQ Capital Market. The Company intends to cease trading on the NASDAQ Stock Market at the close of business on Dec. 31, 2015. The Company’s obligation to file current and periodic reports with the Securities and Exchange Commission (SEC) will be terminated following the delisting upon the filing of the requisite notification with the SEC.

The decision of the Company’s Board of Directors to delist and deregister its common stock was based on numerous factors, including the significant cost savings of no longer filing periodic reports with the SEC, plus reductions in accounting, audit, legal and other costs. Once delisted, the Company anticipates its stock will begin trading on the OTCQX U.S. Premier, which is operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, on Jan. 4, 2016. The Company intends to retain the trading symbol KCLI.

About Kansas City Life Insurance Company
Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Mo. The Company's primary business is providing financial protection through the sale of life insurance and annuities. The Company's revenues were $465.0 million in 2014, and assets and life insurance in force were $4.6 billion and $32.0 billion, respectively, as of Dec. 31, 2014. The Company operates in 49 states and the District of Columbia. For more information, please see the Company’s Year End Form 10-K, as amended, or please visit www.kclife.com.

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